As filed with the Securities and Exchange Commission on February 10, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARVELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3971597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 N. West Street, Suite 1200 Wilmington, Delaware	19801
(Address of Principal Executive Offices)	(Zip Code)

XConn Technologies Holdings, Ltd. 2021 Equity Incentive Plan

(Full title of the plan)

Mark Casper

Executive Vice President, Chief Legal Officer and Secretary

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

(Name and address of agent for service)

(302) 295-4840

(Telephone number, including area code, of agent for service)

Copies to:

Allison B. Spinner Jeana S. Kim Shannon R. Delahaye Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Blair Walters Gina Christopher Marvell Technology, Inc. 1000 N. West Street, Suite 1200 Wilmington, Delaware 19801 (302) 295-4840

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Marvell Technology, Inc., a Delaware corporation (the “Company”, “Marvell” or the “Registrant”) has filed this Registration Statement on Form S-8 to register an aggregate of 501,727 shares of the Company’s common stock, $0.002 par value per share (the “Common Stock”), issuable under the XConn Technologies Holdings, Ltd. 2021 Equity Incentive Plan (the “XConn Plan”).

Pursuant to the Agreement and Plan of Reorganization entered into as of January 5, 2026 (the “Merger Agreement”), by and among Marvell, Pemba Merger Sub I, Inc., Pemba Merger Sub II, Inc., XConn Technologies Holdings, Ltd. (“XConn”), and Shareholder Representative Services LLC, as of the effective time of the Merger (the “Effective Time”), each outstanding and unexercised option to purchase shares of XConn ordinary shares will be assumed by Marvell and converted into an option to purchase Common Stock (subject to appropriate adjustments to the number of shares issuable pursuant to such options and the exercise price of such options as provided in the Merger Agreement, the “Converted Options”).

At the Effective Time, Marvell will also assume the XConn Plan. In connection with the assumption of the XConn Plan, shares of XConn ordinary shares available for issuance under the XConn Plan will be converted into shares of Common Stock (subject to appropriate adjustments as provided in the Merger Agreement, the “Assumed XConn Reserve”), provided that any awards may only be made to individuals who were not employees or members of the board of directors of Marvell or its subsidiaries prior to the Effective Time.

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Marvell to register (x) 452,553 shares of Common Stock issuable upon the exercise of the Converted Options and (y) 49,174 shares of Common Stock that may become issuable pursuant to awards that may be granted, issued, purchased and/or settled under the XConn Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the provisions of Rule 428 under the Securities Act and the instructional note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of the Form S-8 has been omitted from this Registration Statement on Form S-8 (the “Registration Statement”). The documents containing the information specified in this Part I of Form S-8 will be delivered to participants in the XConn Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission under the Exchange Act, are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

1)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025 as filed with the SEC on March 12, 2025 (including information specifically incorporated by reference from Marvell’s definitive proxy statement on Schedule 14A);

2)

The Registrant’s Current Reports on Form 8-K filed with the SEC on March  12, 2025, March  21, 2025, April  8, 2025, April  14, 2025, June  13, 2025, June  20, 2025, June  30, 2025, July 17, 2025, July  23, 2025, August  14, 2025, September  19, 2025, September  24, 2025, September  25, 2025, December  2, 2025, December  2, 2025, December  12, 2025, February  2, 2026 and February 6, 2026;

3)

The Registrant’s Quarterly Reports on Form 10-Q for the period ended May 3, 2025, as filed with the SEC on May 30, 2025; for the period ended August 2, 2025, as filed with the SEC on August 29, 2025; and for the period ended November 1, 2025, as filed with the SEC on December 3, 2025; and

4)	The description of the Registrant’s Common Stock, par value $0.002 per share, contained in Exhibit 4.12 to the Registrant’s Annual Report on Form 10-K with the SEC on March 9, 2023;

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the laws of the State of Delaware, as may be amended from time to time.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as may be amended from time to time.

The Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify, to the fullest extent authorized by the DGCL, each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Registrant or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature, by reason of the fact that he or she is or was a director or an officer of the Registrant or while a director or officer of the Registrant is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of anything done or not done by them in any such capacity, against all expense, liability and loss actually and reasonably incurred by such indemnitee.

Further, the Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant to, among other things, indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also generally require the Registrant to advance all expenses reasonably and actually incurred by its directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against the Registrant’s directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against the Registrant’s directors and officers as required by these indemnification provisions.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Registrant’s directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to the Registrant’s directors and officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation of Marvell Technology, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 15, 2023)

4.2	Amended and Restated Bylaws of Marvell Technology, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 20, 2021)

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati

23.1*	Consent of Wilson Sonsini Goodrich & Rosati (filed as part of Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP relating to Marvell Technology Inc.’s financial statements

24.1*	Power of Attorney (included in signature page to this Registration Statement)

99.1*	XConn Technologies Holdings, Ltd. 2021 Equity Incentive Plan

107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings

The Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 10th day of February, 2026.

MARVELL TECHNOLOGY, INC.

By:	/s/ Willem Meintjes
	Name:	Willem Meintjes
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew J. Murphy and Willem Meintjes and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 (including any post-effective amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Matthew J. Murphy	Chairman and Chief Executive Officer	February 10, 2026
Matthew J. Murphy	(Principal Executive Officer)

/s/ Willem Meintjes	Chief Financial Officer	February 10, 2026
Willem Meintjes	(Principal Financial Officer)

/s/ Justin Scarpulla	Chief Accounting Officer	February 10, 2026
Justin Scarpulla	(Principal Accounting Officer)

/s/ Sara Andrews	Director	February 10, 2026
Sara Andrews

/s/ Tudor Brown	Director	February 10, 2026
Tudor Brown

/s/ Brad Buss	Lead Independent Director	February 10, 2026
Brad Buss

/s/ Daniel Durn	Director	February 10, 2026
Daniel Durn

/s/ Rebecca House	Director	February 10, 2026
Rebecca House

/s/ Marachel Knight	Director	February 10, 2026
Marachel Knight

/s/ Rajiv Ramaswami	Director	February 10, 2026
Rajiv Ramaswami

/s/ Rick Wallace	Director	February 10, 2026
Rick Wallace